*For Immediate Release*

Investor and Media Inquiries:
Dave Faupel

dave.faupel@prth.com

Priority Technology Holdings, Inc. Elects Two New Directors

ALPHARETTA, Ga.—(December 10, 2020) -- Priority Technology Holdings, Inc. (NASDAQ: PRTH) (“Priority”), a leading provider of merchant acquiring, integrated payment software and commercial payment solutions today announced Stephen W. Hipp and Marietta C. Davis have joined its board of directors. Hipp will succeed William (Billy) Gahan who has joined Priority as its vice president focused on institutional partnerships and is retiring from the board effective immediately. Davis will succeed Matthew Kearney who is retiring at the end of the year after being one of Priority’s founding directors to focus his full efforts on his other roles including CEO of LeadingResponse, a market leader in the marketing and client acquisition space. Kearney will remain in a board advisory capacity with Priority.

“Marietta and Stephen each bring tremendous backgrounds and experience to Priority and are fantastic additions to the board” said Tom Priore, Chairman and CEO. “We thank Matthew for his service on the board and wish him well as he focuses on his CEO role. We are excited to have Billy join the company and the leadership he will bring growing our institutional partner business.”

Stephen Hipp recently retired from Goldman Sachs where he spent the last 16 years as the Managing Director of the Specialty Lending Group focusing on financing middle market companies. Prior to Goldman Sachs, Hipp was the Senior Vice President of underwriting and portfolio management for GE Capital.

Marietta Davis works for IBM where she is the World-Wide Vice President and Managing Director for the Accenture relationship where she leads a global team focusing on growing IBM’s Cloud and Cognitive Application portfolio. Prior to joining IBM, Davis spent 16 years at Microsoft Corporation in a variety of leadership roles. Davis also serves in an advisory board role for The Posse Foundation, a non-profit organization that identifies, trains and mentors young, diverse leaders as they navigate college and enter the workforce.

Priore concluded, “Marietta’s and Stephen’s deep relationships and diverse experience working with enterprise software companies will help us accelerate our integrated payment infrastructure as a service (IaaS) execution strategy. They are both proven business builders who will further strengthen our board.”

About Priority Technology Holdings, Inc.

Priority is a leading provider of merchant acquiring, integrated payment software and corporate payment solutions, offering unique product and service capabilities to its merchant network and distribution partners. Priority’s enterprise operates from a purpose-built payments infrastructure that includes tailored customer service offerings and bespoke technology development, allowing the Company to provide end-to-end solutions for payment and payment-adjacent software. Additional information can be found at www.PRTH.com.